CONSENT OF BD RESOURCE CONSULTING, INC.

I, Bruce Davis, on behalf of BD Resource Consulting, Inc., consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-8, of references to BD Resource Consulting, Inc.’s name and to the use of the technical report titled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska, USA” dated effective January 31, 2013, included in or made part of NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2012.

DATED: May 30, 2013

BD RESOURCE CONSULTING, INC.

/s/ Bruce Davis
Name: Bruce Davis
Title: President